EMPLOYMENT AGREEMENT

        This Employment Agreement (the “Agreement”) is made and entered into as of the 1st day of January, 2000 (the “Effective Date”), by and between Magnum Hunter Resources, Inc., a Nevada corporation (“Magnum Hunter”) and its affiliates, Gruy Petroleum Management Co., a Texas Corporation and a wholly-owned subsidiary of Magnum Hunter, (collectively, the “Employer”) and Gary C. Evans (“Employee”).

        WHEREAS, the Board of Directors of the Employer (the “Board”) recognizes that it is important to attract, hire and retain key officers and management personnel;

        WHEREAS, the Board also recognizes that, in the event of a Change in Control (as hereinafter defined), significant distractions of its key management and operations personnel can result because of the uncertainties inherent in such a situation;

        WHEREAS, the Board has determined that it is essential and in the best interest of the Employer and its stockholders to retain officers and key employees in the event of a threat or occurrence of Change in Control and to ensure their continued dedication and efforts in such event without undue concern for their personal, financial and employment security; and

        WHEREAS, in order to induce qualified candidates to accept employment with the Employer and to remain in the employ of the Employer in the event of a threat or the occurrence of a Change in Control, the Employer desires to enter into this Agreement with the Employee.

        NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Employment. Employer hereby employs Employee and Employee hereby accepts employment with Employer upon the terms and conditions hereinafter set forth.

2.	Duties. Employee shall serve the Employer as President and Chief Executive Officer of the Employer with such responsibilities as shall be determined from time to time by the Board; provided, however, that all duties assigned to Employee hereunder shall be commensurate with the skill and experience of Employee. Employee agrees to devote all of his professional time, attention, skills, benefits and best efforts to the performance of his duties hereunder and to the promotion of the business and interests of Employer.

3.	Term. This Agreement shall become effective on the Effective Date, and shall continue, unless earlier terminated in accordance with the terms of this Agreement, for a period of six (6) years commencing on the Effective Date. This Agreement shall thereafter be automatically renewed for a period of one year, unless earlier terminated as provided herein, and unless one party has given written notice to the other party of its or his intention not to renew this Agreement at least thirty (30) days prior to the expiration of its then current term (the “Term”).

4.	Compensation. As compensation for his services rendered under this Agreement, Employee shall be entitled to receive the following:

(a)	Base Salary. During the Term, Employee shall initially be paid an annual salary of Three Hundred Thousand and No/100 Dollars ($300,000.00) per annum (the “Base Salary”) payable in equal payments twice a month for a total of twenty-four (24) payments per year. The Base Salary may be increased or decreased as the Board may determine from time to time;

(b)	Expenses. Employer shall reimburse Employee for all reasonable and necessary out-of-pocket travel and other expenses incurred by Employee in rendering services required under the terms of this Agreement, promptly after submission, on a monthly basis, of a detailed statement of such expenses and reasonable documentation.

(c)	Bonus. Expressly conditioned on the Employee being employed on the last day of the fiscal year of the Employer, the Employee may receive a bonus in an amount determined solely by the unanimous approval of the compensation committee of Employer and the Board, in their sole discretion.

(d)	Benefits. During the Term, Employee shall be entitled to receive such group benefits as Employer may provide to its other employees at comparable salaries and responsibilities to those of Employee.

(e)	Automobile. During the Term, Employee shall have use of a company automobile, the make and model of which shall be mutually agreed upon between the parties. The Employer shall pay all expenses associated with the automobile, including maintenance, insurance and fuel costs. Employee may request a newer vintage of automobile no more than once every twenty-four (24) months.

(f)	Entertainment Allowance. Employer shall reimburse Employee for all reasonable entertainment expenses incurred by Employee in connection with developing the business of Employer, and in no event, more than ten (10) business days after submission on a monthly basis of a detailed statement of such expenses and reasonable documentation.

(g)	Key Man Life Insurance. Employer shall purchase Key Man Life Insurance on Employee’s life, in the face amount of Twelve Million and no/100 Dollars ($12,000,000.00). The beneficiaries of such policy shall be as follows: Six Million and no/100 Dollars ($6,000,000.00) is to be paid to Employee’s estate or as otherwise designated by Employee, and the remaining Six Million and no/100 Dollars ($6,000,000.00) shall be paid to Employer. The money paid to Employer from such policy shall be used to purchase a significant portion of the shares of stock of Employer which were owned by Employee prior to his death, if the estate of Employee desires to sell such shares of stock.

Except as provided in Section 7, the compensation set forth in this Section 4 will be the sole compensation payable to Employee and no additional compensation or fee will be payable by Employer to Employee by reason of any benefit gained by the Employer directly or indirectly through Employee’s efforts on Employer’s behalf, nor shall Employer be liable in any way for any additional compensation or fee unless Employer shall have expressly agreed thereto in writing.

5.	Confidentiality; Covenants Not-To-Compete.

(a)	Acknowledgment of Proprietary Interest. Employee acknowledges and agrees that he has had access to proprietary information and also recognizes the sole proprietary interest of Employer in any Trade Secrets (as hereinafter defined) of Employer. Employee further acknowledges and agrees that any and all Trade Secrets of Employer, learned by Employee during the course of his employment by Employer or otherwise, whether developed by Employee alone or in conjunction with others or otherwise, is and shall be the property of Employer. Employee further acknowledges and understands that his disclosure of any Trade Secrets of Employer will result in irreparable injury and damage to Employer. As used herein, “Trade Secrets” means all non-public confidential and proprietary information of Employer whether embodied in writing, a computer disk, video or magnetic tape, CD-Rom or in other form, relating to the business, operations or affairs of Employer and, any other confidential information that Employee may then possess or have under Employee’s control, including, without limitation, information derived from reports, investigations, experiments, research, work in progress, drawings, designs, plans, proposals, codes, marketing and sales programs, client lists, mailing lists, financial projections, any information regarding Employer’s oil and gas properties, maps, plats, surveys, geophysical and geological data, cost summaries, pricing formula, reports, studies, well logs, production data, land and title records, leases and all other materials, or information prepared, compiled, evaluated, interpreted or performed, for or by Employer. “Trade Secrets” also includes confidential information related to the business, products or sales of Employer or Employer’s customers or other business relationships.

(b)	Covenants Not-To-Divulge Trade Secrets. Employee acknowledges and agrees that Employer is entitled to prevent the disclosure of Trade Secrets of Employer. As a portion of the consideration for the employment of Employee and for the compensation being paid to Employee by Employer, Employee agrees at all times during the term of this Agreement and for three (3) years thereafter to hold in strictest confidence and not to disclose or allow to be disclosed to any person, firm, or corporation, other than to persons engaged by Employer to further the business of Employer, Trade Secrets of Employer, without the prior written consent of Employer, including Trade Secrets developed by Employee. Notwithstanding the foregoing, Employee shall not be obligated to keep secret and not to disclose or allow to be disclosed knowledge or information (a) which has become generally known to the public through no wrongful act of Employee; (b) which has been rightfully received by Employee from a third party which to Employee’s knowledge was received without restriction on disclosure and not in violation of any confidentiality obligation of said third party; (c) which has been approved for release without restriction as to use or disclosure by written authorization of Employer; or (d) which has been disclosed pursuant to a requirement of a governmental agency or of law without similar restrictions or other protections against public disclosure, or which disclosure is required by operation of law. Without limiting the generality of the foregoing, Employee agrees to affirmatively take such precautions as Employer may reasonably request or Employee reasonably believes are appropriate to prevent the disclosure, copying or use of any of the computer software programs, data bases or other such information now existing or hereafter developed to any person or for any purpose not specifically authorized by Employer.

(c)	Abide by Third Party Confidentiality Agreements. Employee acknowledges that Employer enters into confidentiality agreements with third parties. Without limiting the generality of the foregoing, Employee agrees to abide by the terms and conditions of such confidentiality agreements during the term of this Agreement for a period beginning on the Effective Date and ending three (3) years following the Employee’s termination of employment with the Employer for any reason.

(d)	Return of Materials at Termination. In the event of any termination of this Agreement for any reason whatsoever, Employee will promptly deliver to Employer all documents, data and other information pertaining to Trade Secrets. Employee shall not take any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Trade Secrets.

(e)	Competition During the Term of this Agreement. From the period beginning on the Effective Date and ending two (2) years following the Employee’s voluntary termination of employment with the Employer:

    (i)        Employee shall not, directly or indirectly, either for himself or any other person, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, or be employed by, associated with, or in any manner connected with, lend Employee’s credit to, or render services or advice to, any business whose products or activities compete in whole or in part with the oil and gas exploration and production activities or the Employer in the southwestern and southeastern portions of the United States and the Gulf of Mexico (including any offshore activities) and any other business which Employer is involved in or pursuing in the regions in which Employer is conducting such activities at the time of Employee’s termination; provided, however, that (aa) this Section 5(e) shall not prohibit Employee from purchasing or holding an equity interest of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) whether or not such securities are listed on any national or regional securities exchanges or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (bb) this Section 5(e) shall not prohibit Employee from engaging in any such activities unless such Employee is using Employer’s Trade Secrets in connection therewith.

    (ii)        Employee shall not, directly or indirectly, either for himself or any other person (A) solicit, induce, recruit, or attempt to solicit, induce or recruit any employee of the Employer or to leave the employ of the Employer, (B) in any way interfere with the relationship between the Employer and any employee thereof, (C) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of the Employer or (D) induce or attempt to induce any customer, representative, supplier, licensee or business relation of the Employer to cease doing business with the Employer, or in any way interfere with the relationship between any customer, representative, supplier, licensee or business relation of the Employer.

    (iii)        Employee shall not, directly or indirectly, either for himself or any other person, do business with or solicit the business of any person known to Employee to be a customer of, or potential customer of, the Employer, whether or not the Employee had personal contact with such person, with respect to products, services or other business activities which compete in whole or in part with the products, services or other business activities of the Employer.

(f)	Tolling of Statute of Limitations. In the event of a breach by Employee of any covenant set forth in Section 5 above, the term of such covenants shall be extended by the period of the duration of such breach.

(g)	Reasonableness of Terms. The time, scope, geographic area and other provisions hereof are reasonable and are necessary under the circumstances to protect the Employer and to enable the Employer to receive the benefit of this bargain under this Agreement.

(h)	Reformation. If a court of competent jurisdiction determines that the limitations as to time, geographical area or scope of activity to be restrained contained herein are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of the Employer, then the parties agree that such court should (and Employee will request such court to) reform this Agreement to the extent necessary to cause the limitations contained herein as to time, geographical area and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill or other business interests of the Employer and such court then shall enforce this Agreement as reformed.

6.	Prohibition of Disparaging Remarks. Employee shall, during the term of this Agreement, refrain from making disparaging, negative or other similar remarks concerning Employer, any of its subsidiaries or other affiliated companies, to any third party that causes substantial harm to Employer, except to the extent that Employee is required to make such remarks (a) by applicable law or regulation or judicial or regulatory process or (b) in or in connection with any pending or threatened litigation relating to this Agreement or any transaction contemplated hereby or thereby. Similarly, Employer shall, during the term of this Agreement, refrain from making disparaging, negative or other similar remarks concerning Employee to any third party except to the extent that Employer is required to make such remarks (a) by applicable law or regulation or judicial or regulatory process or (b) in or in connection with any pending or threatened litigation relating to this Agreement or any transaction contemplated hereby or thereby. In view of the difficulty of determining the amount of damages that may result to the parties hereto from the breach of the provision of this Section 6, it is the intent of the parties hereto that, in addition to monetary damages, any non-breaching party shall have the right to prevent any such breach in equity or otherwise, including without limitation prevention by means of injunctive relief.

7.	Termination Events.

(a)	This Agreement and the employment relationship created hereby shall terminate upon the occurrence of any of the following events:

(i)	The expiration of the Term or any renewal period as set forth in Section 3 above, provided that either Employee or Employer has given at least thirty (30) days prior written notice to the other party of such party’s intention not to renew;

(ii)	The death of Employee;

(iii)	The “Disability” (as hereinafter defined) of Employee;

(iv)	Written notice from Employer to Employee of termination for “Just Cause” (as hereinafter defined); or

(v)	Thirty (30) days written notice by Employee to Employer for “Good Reason” (as hereinafter defined) provided that the event constituting Good Reason occurs within three (3) years of a “Change in Control” (as hereinafter defined).

(b)	Definitions.

(i)	For purposes of Section 7(a)(iii) above, the “Disability” of Employee shall mean a physical or mental infirmity which impairs the Employee’s ability to substantially perform his duties under this Agreement for a period of 120 consecutive days or for 120 days out of any 150 consecutive day period.

(ii)	For purposes of Section 7(a)(iv) above, “Just Cause” shall mean:

(1)	the failure of Employee to diligently or effectively perform his duties under this Agreement;

(2)	If Employee has been accused of sexually-harassing another individual and such accusation is either confirmed by Employer upon its own investigation or confirmed by a finding of a court of competent jurisdiction or the EEOC;

(3)	the commission by Employee of any act involving moral turpitude or the commission by Employee of any act or the suffering by Employee of any occurrence or state of facts which renders Employee incapable of performing his duties under this Agreement, or adversely affects or could reasonably be expected to adversely affect Employer’s business reputation;

(4)	any breach by Employee of any of the material terms of, or the failure to perform any material covenant contained in, this Agreement; or

(5)	the violation by Employee of material instructions or material policies established by Employer with respect to the operation of its business and affairs or Employee’s failure, in a material respect, to carry out the reasonable instructions of the Board of Employer;

provided, however, that no termination of Employee’s employment shall be for Just Cause under Section 7(a)(iv) until there shall have been delivered to the Employee a copy of a written notice setting forth that the Employee was guilty of the particular conduct and specifying the particulars thereof in detail, and the Employee shall have been provided an opportunity to be heard by the entire Board.

(iii)	For purposes of Section 7(a)(v) above, the term “Good Reason” shall mean the occurrence of any of the events or conditions described in items (1) through (7) below within three (3) years after a Change in Control has occurred:

(1)	A substantial adverse change in the Employee’s status, position or responsibilities (including reporting responsibilities) which represents an adverse change from his status, position or responsibilities as in effect immediately prior thereto;

(2)	Any reduction in the Employee’s Base Salary;

(3)	The Employer’s requiring the Employee to be based at any place outside fifty (50) miles from Irving, Texas, except for reasonably required travel in connection with the Employer’s business which is not greater than such travel requirements prior to the Change in Control;

(4)	The insolvency of Employer or the filing (by any party, including the Employer) of a petition for the bankruptcy of the Employer;

(5)	Any material breach by the Employer of any provision of this Agreement;

(6)	Any purported termination of the Employee’s employment for Just Cause by the Employer which does not comply with the terms of Section 7(a)(iv) or Section 7(b)(ii); or

(7)	The failure of the Employer to obtain an agreement, satisfactory to the Employee, from any successor or assignee of the Employer to assume and agree to perform this Agreement, as contemplated in Sections 2, 3, 7 and 8 hereof.

(iv)	For purposes of Section 7(a)(v) above, the term “Change in Control” of the Employer shall mean if any of the following events have occurred:

(1)	An acquisition of any voting securities of the Employer (the “Voting Securities”) by a “Person” (as that term is used for the purposes of Section 13(d) of the Exchange Act) immediately after which such person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of one hundred percent (100%) or more of the combined voting power of the Employer’s then outstanding Voting Securities; or

(2)	The following events have occurred during a one (1) year period:

(a)	The Chief Executive Officer changes for any reason; and

(b)	An acquisition of any voting securities of the Employer (the “Voting Securities”) by a “Person” (as that term is used for the purposes of Section 13(d) of the Exchange Act) immediately after which such person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of the combined voting power of the Employer’s then outstanding Voting Securities; and

(c)	The individuals who, as of January 1, 2000, and each January 1 thereafter are members of the Board (the “Incumbent Board”) cease to constitute at least fifty-one percent (51%) of the members of the Board.

8.	Termination Payments.

(a)	In the event of the termination of Employee’s employment for any reason specified in Section 7 (other than the reasons set forth in Sections 7(a)(iii) or Section (a)(v)), Employee shall be entitled only to the compensation earned by him as of the effective date of termination, including any declared but unpaid, bonus or pro-rata portion thereof.

(b)	In the event of the termination of Employee’s employment as the result of Section 7(a)(iii), Employee shall be entitled to compensation for the remaining term of the Agreement until the disability insurance company begins making payments to the Employee.

(c)	In the event of the termination of the Employee’s employment for the reason specified in Section 7(a)(v), Employee shall be entitled to receive, immediately in one lump sum, three (3) times the sum of the following: (i) the current Base Salary, plus (ii)

annualized bonus from the previous year, plus (iii) the value of the automobile benefits outlined in this Agreement for the current year.

(d)	In addition, any medical, dental and group life insurance covering the Employee and his dependents shall continue until the earlier of (i) twelve (12) months after the Change in Control or (ii) the date the Employee becomes a participant in the group insurance benefit program of a new employer, with the understanding that the Employer shall pay for such benefits for the Employee, and the Employee shall pay for that portion of the premiums related to the coverage for Employee’s dependents.

(e)	If the Employee pays or becomes obligated to pay any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) on any payment or benefit he receives (whether pursuant to this Agreement or otherwise) in connection with the event giving rise to his right to receive payments and benefits under Section 8(c) of this Agreement, the Employer shall pay to the Employee an amount equal to the total excise tax paid or payable.

9.	Remedies. Each party recognizes and acknowledges that in the event of any default in, or breach of any of, the terms, conditions and provisions of this Agreement (either actual or threatened) by the other party, then the non-defaulting party’s remedies at law shall be inadequate. Accordingly, each party agrees that in such event, the non-defaulting party shall have the right of specific performance and/or injunctive relief in addition to any and all other remedies and rights at law or in equity, and such rights and remedies shall be cumulative.

10.	Acknowledgments. Employee acknowledges and recognizes that the enforcement of any of the non-competition provisions set forth in Section 5 above by Employer will not interfere with Employee’s ability to pursue a proper livelihood. Employee further represents that he is capable of pursuing a career in other industries to earn a proper livelihood. Employee recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation and continuity of the business and good will of Employer. Employee agrees that due to the nature of Employer’s business, the non-competition restrictions set forth in this Agreement are reasonable as to time and geographic area. Employer and Employee hereby agree that notwithstanding any other provision of this Agreement, Employee shall have all rights to products or information, or applications of such information, which do not relate to Employer’s business and were developed during the non-employment hours and without utilizing any resources of Employer.

11.	Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be deemed to have been duly given in writing personally delivered, by facsimile or sent by mail, registered or certified, postage prepaid with return receipt requested, as follows:

If to Employer:	600 East Las Colinas Blvd. Suite 1100 Irving, Texas 75039

Attention: Morgan F. Johnston Telephone: (972) 401-0752 Facsimile: (972) 401-3110
If to Employee:	13215 Glad Acres Dallas, Texas 75234 Telephone: (972) 406-9450 Facsimile: (972) 406-9160
Notices delivered personally shall be deemed communicated as of actual receipt or receipt of facsimile; mailed notices shall be deemed communicated as of three (3) days after mailing.

12.	Survival. The following sections of this Agreement shall survive termination of this Agreement for any reason: Sections 5, 6, 7, 8, 9, 11, 13, 14, 15, 16 and 17.

13.	Arbitration. The parties agree to binding arbitration in any action, proceeding or counterclaim arising out of or relating to this Agreement. Such arbitration will be conducted in Dallas, Texas through the offices of and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered in any arbitration may be entered in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an enforcement, as the law of such jurisdiction may require or allow.

14.	Entire Agreement. This Agreement contains the entire agreement of the parties hereto and supersedes all prior agreements and understandings, oral or written between the parties hereto. No modification or amendment of any of the terms, conditions or provisions herein may be made otherwise than by written agreement signed by the parties hereto.

15.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

16.	Parties Bound. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of Employer and Employee, and their respective heirs, personal representatives, successors and assigns. Employer shall have the right to assign this Agreement to any affiliate or to its successors or assigns provided that such affiliate, successor or assign agrees to be bound by the terms hereof. The terms “successors” and “assigns” shall include any person, corporation, partnership or other entity that buys all or substantially all of Employer’s assets or all of its stock, or with which Employer merges or consolidates. The rights, duties or benefits to Employee hereunder are personal to him, and no such right or benefit may be assigned by him.

17.	Estate. If Employee dies prior to the payment of all sums owed, or to be owed, to Employee pursuant to Section 4 above, then such sums, as they become due, shall be paid to Employee’s estate.

18.	Enforceability. If, for any reason, any provision contained in this Agreement should be held invalid in part by a court of competent jurisdiction, then it is the intent of each of the parties hereto that the balance of this Agreement be enforced to the fullest extent permitted by applicable law. It is the intent of each of the parties that the covenants not-to-compete contained in Section 5 above be enforced to the fullest extent permitted by applicable law. Accordingly, should a court of competent jurisdiction determine that the scope of any covenant is too broad to be enforced as written, it is the intent of each of the parties that the court should reform such covenant to such narrower scope as it determines enforceable.

19.	Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

20.	Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

21.	Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

22.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, but only one of which need be produced.

EMPLOYER: GRUY PETROLEUM MANAGEMENT CO. By: ____________________________________ Richard R. Frazier President
EMPLOYER'S PARENT COMPANY: MAGNUM HUNTER RESOURCES, INC. By: ________________________________ Morgan F. Johnston Vice President, General Counsel & Secretary	EMPLOYEE: ______________________________ Gary C. Evans

AMENDMENT TO EMPLOYMENT AGREEMENT

        This Amendment to Employment Agreement (this “Amendment”), effective as of October 6, 2004, is by and among Magnum Hunter Resources, Inc., a Nevada corporation (the “Company”), Gruy Petroleum Management Co., a Texas corporation and wholly owned subsidiary of the Company (“Gruy,” and together with the Company, “Employer”), and Gary C. Evans, individually (“Employee”).

A.	Employer and Employee are parties to that certain Employment Agreement, dated as of January 1, 2000 (the “Original Agreement”), which is still in effect.

B.	In accordance with Section 14 of the Original Agreement, Employer and Employee wish to amend the Original Agreement as provided herein.

Employer and Employee agree as follows:

1.     Defined Terms. Unless otherwise defined in this Amendment, capitalized terms used in this Amendment have the respective meanings given them in the Original Agreement.

2.     Section 1 Amendment. Section 1 of the Original Agreement is amended to read in its entirety as follows:

“1.	Employment. Employer hereby employs Employee, and Employee hereby accepts employment with Employer upon the terms and conditions hereinafter set forth. However, Employee will retire from his employment and all positions held with Employer, other than as a director of the Company, no later than April 4, 2005 (“Retirement”). Employee will give at least ten days’ prior written notice to Employer if Employee desires for his Retirement to be effective earlier than April 4, 2005; provided, that if both (a) an event constituting Good Reason, or that would have constituted Good Reason if Employee had remained employed under this Agreement after the date of his Retirement, occurs after a Change in Control on or before December 31, 2005, and (b) none of the events constituting Just Cause, or that would have constituted Just Cause (except for any event described in Section 7(b)(ii)(5)) if Employee had remained employed under this Agreement after the date of his Retirement, has occurred on or before the date of the Change in Control, then his termination shall be considered for purposes of Section 8 to be for Good Reason rather than Retirement. Employee’s Retirement shall not be deemed a “voluntary termination of employment” by Employee for purposes of this Agreement.”

3.     Section 2 Amendment. Section 2 of the Original Agreement is amended to read in its entirety as follows:

“2.	Duties. Employee shall serve Employer as President and Chief Executive Officer of Employer with such responsibilities as shall be determined from time to time by Employer’s Board of Directors. Among other responsibilities, Employee shall (a) report to the Company’s Chairman of the Board on all material matters regarding the strategic planning and direction of Employer, and (b) cooperate in connection with Employer’s consideration and selection of, and transition to, a successor President and Chief Executive Officer upon Employee’s Retirement. Employee agrees to devote all of his professional time, attention, skills, benefits and best efforts to the performance of his duties hereunder and to the promotion of the business and interests of Employer.”

4.     Section 3 Amendment. Section 3 of the Original Agreement is amended to read in its entirety as follows:

“3.	Term. This Agreement shall become effective on the Effective Date, and shall continue, unless earlier terminated in accordance with the terms of this Agreement, until April 4, 2005 or any earlier Retirement by Employee (the “Term”).”

5.     Section 5 Amendment. The introductory sentence of subsection (e) of Section 5 of the Original Agreement is amended to read in its entirety as follows:

“(e)	Competition During and After the Term of this Agreement. From the period beginning on the Effective Date and ending either (x) two (2) years following Employee’s voluntary termination of employment with Employer or (y) if the Term expires or is terminated because of Employee’s Retirement, on December 31, 2005:"

6.     Section 6 Amendment. Section 6 of the Original Agreement is amended to read in its entirety as follows:

“6.	Prohibition on Disparaging Remarks. During the Term and for three (3) years following termination of Employee’s employment with Employer for any reason, Employee shall refrain from making or soliciting any disparaging, negative or other similar remarks concerning (i) Employer, (ii) any of its subsidiaries or other affiliated companies, (iii) any of their respective current and former directors, or (iv) any of their respective officers or employees on or after October 6, 2004, to any third party, except to the extent that Employee is required to make such remarks (a) by applicable law or regulation or judicial or regulatory process, (b) in or in connection with any pending or threatened litigation relating to this Agreement or any transaction contemplated hereby or thereby, or (c) in his capacity as a member of the Board of Directors of the Company, for its corporate purposes, in any confidential meetings of the Board or any of its committees or in confidential communications to other directors of the Company. Similarly, during the Term and for three (3) years following termination of Employee’s employment with Employer for any reason, Employer shall refrain from making or soliciting any disparaging, negative or other similar remarks concerning Employee or any members of his immediate family to any third party, except to the extent that Employer is required to make such remarks (a) by applicable law or regulation or judicial or regulatory process, (b) in or in connection with any pending or threatened litigation relating to this Agreement or any transaction contemplated hereby or thereby, or (c) for its corporate purposes in any confidential meetings of its boards or any of their respective committees or in confidential communications within Employer. In view of the difficulty of determining the amount of damages that may result to the parties hereto from the breach of the provisions of this Section 6, it is the intent of the parties hereto that, in addition to monetary damages, any non-breaching party shall have the right to prevent any such breach in equity or otherwise, including, without limitation, prevention by means of injunctive relief.”

7.     Section 7(a)(i) Amendment. Subsection (a)(i) of Section 7 of the Original Agreement is amended to read in its entirety as follows:

“(i)	The expiration of the Term on April 4, 2005 or upon any earlier Retirement by Employee as set forth in Section 3 above;"

8.     Section 7(b)(ii) Amendments. Subsections (b)(ii)(4) and (5) of Section 7 of the Original Agreement are amended to read in their entirety as follows:

“(4)	any breach of by Employee of any of the terms of, or the failure to perform any covenant contained in this Agreement; or

“(5)	the violation by Employee of (x) any existing written policies established by Employer, or (y) any other policies or instructions established by the Company’s Board of Directors or any of its committees that are clearly communicated to Employee by or on behalf of the Company’s Board of Directors or any such committee with respect to the operation of Employer’s business and affairs; or Employee’s failure, in any respect, to carry out any of the instructions of the Company’s Board of Directors or any of its committees, or any of the instructions of the Company’s Chairman of the Board regarding the matters referred to in Section 2(a) above, that are clearly communicated to Employee by or on behalf of the Company’s Board of Directors or any such committee or by the Company’s Chairman of the Board;"

9.     Section 7(b)(iv) Amendment. The introductory language of subsection (b)(iv) of Section 7 of the Original Agreement is amended to read in its entirety as follows:

“(iv)	For purposes of Section 7(a)(v) above, the term “Change in Control” of Employer shall mean if any of the following events have occurred on or before December 31, 2005:"

10.     Section 8(a) Amendment. Section 8(a) of the Original Agreement is amended to read in its entirety as follows:

“(a)	In the event of the termination of Employee’s employment for any reason specified in Section 7 (other than the reasons set forth in Sections 7(a)(i), (iii), or (v)), Employee shall be entitled only to the compensation earned by him as of the effective date of termination, including any declared but unpaid bonus or pro-rata portion thereof.”

11.     Section 8(c) Amendment. Section 8(c) of the Original Agreement is amended by deleting the “.” at the end of the first sentence and adding the following:

“; except that if the termination of Employee’s employment is considered to be Good Reason under the proviso in Section 1, Employee shall instead be entitled to receive, immediately in one lump sum, three (3) times the sum of the following: (x) the Base Salary in effect immediately before Employee’s retirement, plus (y) annualized bonus, if any, for Employer’s 2004 fiscal year, plus (z) $7,500, which is the annual value of Employee’s automobile benefits; provided, that any payments or benefits provided under this Agreement to Employee upon and after Employee’s Retirement (later considered to be Good Reason) will be credited against all amounts and benefits payable or to be provided to Employee and his dependents under Section 8 of this Agreement.”

12.     Section 8(f) Amendment. The following is added to the Original Agreement as a new Section 8(f):

“(f)	In the event of the Employee’s Retirement in accordance with Section 7(a)(i), Employee shall be entitled to the following:

(i)	Payment of an amount equal to his fiscal 2005 base salary through December 31, 2005, payable in the same manner as theretofore paid under Section 4(a) hereof;

(ii)	If and so long as Employee has not become eligible to participate in group health coverage of another employer and Employee and his qualified dependents have elected to continue group health coverage under Employer’s group health plan pursuant to Sections 601 and 608 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), the payment of amounts to reimburse Employee for all COBRA insurance premiums for Employee and his qualified dependents until December 31, 2005;

(iii)	Provision of such group benefits, other than the insurance benefits described in subsection (ii) of this Section 8(e), as Employer provides until December 31, 2005 to its employees with comparable salaries and responsibilities to those of Employee immediately before his Retirement;

(iv)	Payment of the premiums on the existing policy or policies of key-man life insurance on Employee’s life in the aggregate face amount of $12 million through December 31, 2005; and

(v)	Assignment to Employee, and Employee’s assumption (at Employee’s cost), of the existing lease by Employer of the automobile that he is using immediately before his Retirement and reimbursement to Employee of an amount equal to $7,500 less the amount paid to Employee or for his benefit under Section 4(e) during the fiscal year of his Retirement before the date of his Retirement, payable by Employer in the same manner as theretofore paid under Section 4(e); provided, that if the lease cannot be assigned, Employer will pay an amount equal to $7,500 annually for Employee’s personal lease and use of one automobile through December 31, 2005, payable in the same manner as theretofore paid under Section 4(e).

13.     Section 11 Amendment. The address and numbers for notices and other communications to be given under the Original Agreement, as amended by this Amendment, to Employee are amended to be as follows:

2100 LaRochelle Flower Mound, Texas 75022 Telephone: (972) 410-1395 Facsimile: (972) 410-1396

14.     Remaining Parts of Agreement. Except as amended by this Amendment, all provisions of the Original Agreement shall continue in full force and effect as written. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the Original Agreement, the terms of this Amendment shall control.

15.     Certain Applicable Provisions. Sections 9 through 22 of the Original Agreement (including, without limitation, Section 11 as amended by this Amendment) shall apply to this Amendment as well as to the Original Agreement.

        The parties have signed this Amendment to be effective as of the date set forth in the first paragraph.

EMPLOYER:

MAGNUM HUNTER RESOURCES, INC.

By: ________________________________________
Name: ________________________________________
Title: ________________________________________

GRUY PETROLEUM MANAGEMENT CO.

By: ________________________________________
Name: ________________________________________
Title: ________________________________________

EMPLOYEE:

________________________________________
Gary C. Evans, individually